Exhibit (l)

FORM OF INITIAL CAPITAL AGREEMENT

        THIS INITIAL CAPITAL AGREEMENT is entered into as of March __, 2007 by and between __________________ with its principal office at _____________ (“Purchaser”) and YYY Trust, a Delaware business trust, with its principal office at 383 Madison Avenue, New York, New York 10179 (the “Trust”).

        In consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	The Trust hereby issues and sells to the Purchaser, and the Purchaser hereby purchases, _______ shares (the “Shares”) of the Bear Stearns Current Yield Fund (the “Fund”), a series of the Trust, for a total aggregate cash price of $________, the receipt and sufficiency of which is hereby acknowledged by the Trust.

2.	The Purchaser hereby represents that it is purchasing the Shares for investment only and not with a view to reselling or otherwise redistributing the Shares.

3.	The Purchaser hereby acknowledges that it is aware that the Shares have not been registered under the Securities Act of 1933, as amended (the “Act”), on the basis that the sale of such Shares to the Purchaser will be exempt under Section 4(2) of the Act as not involving any public offering. The Purchaser further acknowledges that the Trust’s reliance on this exemption is predicated on the Purchaser’s representation and warranty to the Trust that the Shares are being acquired for the Purchaser’s own account for investment purpose and not with a view to the distribution or redemption thereof, and that the Purchaser has no present intention to dispose of the Shares. The Purchaser represents that it will not take any action which will subject the sale of the Shares to the registration provisions of the Act.

4.	The Trust represents that the Shares are fully paid and non-assessable.

        IN WITNESS WHEREOF, the Trust, on behalf of the Fund, and the Purchaser have executed this Agreement as of March __, 2007, to be effective of the same day.

YYY TRUST
By:_________________________
Name:_______________________
Title:________________________
[___________________]
By:_________________________
Name:_______________________
Title:________________________